EXHIBIT 3.1
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF HOPE BANCORP, INC.
THIS IS TO CERTIFY THAT:
FIRST: Hope Bancorp, Inc., a Delaware corporation (the “Corporation”), desires to amend and restate its Certificate of Incorporation (the “Certificate”) as currently in effect, with the amended and restated Certificate of Hope Bancorp, Inc. referred to as the “Amended and Restated Certificate of Incorporation”.
SECOND: The Corporation was originally incorporated under the name Nara Bancorp, Inc, and the date of filing of the original Certificate with the Delaware Secretary of State was June 5, 2000.
THIRD: The following provisions are all provisions of the Certificate currently in effect; further, the Amended and Restated Certificate of Incorporation only restates and integrates and does not further amend the Certificate (except as permitted under Section 242(a)(1) and 242(b)(1) of the Delaware General Corporation Law (“DGCL”)), as theretofore amended or supplemented, and there is no discrepancy between those provisions and the provisions of this Amended and Restated Certificate of Incorporation.

ARTICLE I. The name of this Corporation is HOPE BANCORP, INC.

ARTICLE II. The address of the registered office of the Corporation in the State of Delaware is 850 New Burton Road, Suite 201, in the City of Dover, County of Kent, 19904. The name and address of the Corporation's registered agent in the State of Delaware is Cogency Global Inc., 850 New Burton Rd., Suite 201, Dover, Delaware 19904.

ARTICLE III. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV.
A.The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is one hundred and sixty million (160,000,000) shares, one hundred fifty million (150,000,000) shares of which shall be Common Stock (the “Common Stock”) and ten million (10,000,000) shares of which shall be Preferred Stock (the “Preferred Stock”). The Preferred Stock shall have a par value of $0.001 per share and the Common Stock shall have a par value of $0.001 per share.
B.The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation is hereby expressly authorized to provide for the issue of all of any of the remaining unissued and undesignated shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designation, preferences and relative participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such shares and as may be permitted by the Delaware General Corporation Law; provided, however, that no series of Preferred Stock shall contain voting rights entitling the holder thereof to more than one vote per share of Preferred Stock held by such holder, except for convertible Preferred Stock entitling the holder thereof to vote such shares of Preferred Stock on a basis as if such shares had been converted into Common Stock. The Board of Directors is also expressly authorized to increase or decrease the number of shares of any series subsequent to the issuance of shares that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

ARTICLE V. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.
ARTICLE VI. The number of directors of the Corporation shall be fixed from time to time by a bylaw or amendment thereof duly adopted by the Board of Directors or by the stockholders.
ARTICLE VII. The election of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.
ARTICLE VIII. Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

ARTICLE IX. The Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of Delaware, as the same exists or as may hereafter be amended and supplemented from time to time, indemnify any and all directors and officers whom it shall have the power to indemnify under said Section 145 from and against any and all of the expenses, liabilities, or other matters referred to or covered by said Section 145 and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in their official capacities and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director or officer, and shall inure to the benefit of the heirs, executors, and administrators of such a person. To the fullest extent permitted by Delaware law, as it may be amended and supplemented from time to time, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

ARTICLE X. The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this article.
 FOURTH: The Amended and Restated Certificate of Incorporation has been duly adopted by the Board of Directors, without a vote of the stockholders, pursuant to Section 245 of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed in its name and on its behalf by its Corporate Secretary as of the 8th day of December 2022.

HOPE BANCORP, INC.

By:	/s/ Angelee J. Harris
Angelee J. Harris Corporate Secretary

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